LOAN AND SECURITY AGREEMENT




                                by and between



                            BRENDLE'S INCORPORATED


                                      and


                         FOOTHILL CAPITAL CORPORATION





                          Dated as of April 21, 1994







                               TABLE OF CONTENTS


                                                                        Page

          1.DEFINITIONS AND CONSTRUCTION                                     1
                     1.1 Definitions                                         1
                     1.2 Accounting Terms                                   10
                     1.3 Code                                               10
                     1.4 Construction                                       10
                     1.5 Schedules and Exhibits.                            10

          2.LOAN AND TERMS OF PAYMENT                                       10
                     2.1 Revolving Advances.                                10
                     2.2 Letters of Credit and Letter of Credit Guarantees. 11
                     2.3 Intentionally omitted.                             12
                     2.4 Overadvances                                       13
                     2.5 Interest:  Rates, Payments, and Calculations       13
                     2.6 Crediting Payments; Application of Collections     14
                     2.7 Statements of Obligations                          14
                     2.8 Fees                                               15

          3.CONDITIONS; TERM OF AGREEMENT                                   15
                     3.1 Conditions Precedent to Initial Advance, L/C,
                         or L/C Guaranty                                    15
                     3.2 Conditions Precedent to All Advances, L/Cs,
                         or L/C Guarantees.                                 17
                     3.3 Term                                               18
                     3.4 Effect of Termination                              18
                     3.5 Early Termination by Borrower                      18
                     3.6 Termination Upon Event of Default                  18

          4.CREATION OF SECURITY INTEREST                                   19
                     4.1 Grant of Security Interest                         19
                     4.2 Negotiable Collateral                              19
                     4.3 Collection of Accounts, General Intangibles,
                         Negotiable Collateral                              19
                     4.4 Delivery of Additional Documentation Required      19
                     4.5 Power of Attorney                                  20
                     4.6 Right to Inspect                                   20

          5.REPRESENTATIONS AND WARRANTIES.                                 20
                     5.1 No Prior Encumbrances                              21
                     5.2 Plan of Reorganization                             21
                     5.3 Eligible Inventory                                 21
                     5.4 Location of Inventory and Equipment                21
                     5.5 Inventory Records                                  21

                                i

                     5.6 Location of Chief Executive Office; FEIN           21
                     5.7 Due Organization and Qualification,
                         and Subsidiaries                                   21
                     5.8 Due Authorization; No Conflict                     21
                     5.9 Litigation                                         22
                     5.10 No Material Adverse Change in Financial Condition 22
                     5.11 Solvency                                          22
                     5.12 Employee Benefits                                 22
                     5.13 Environmental Condition                           23
                     5.14 Reliance by Foothill; Cumulative                  23

         6.AFFIRMATIVE COVENANTS.                                          23
                     6.1 Accounting System                                  24
                     6.2 Collateral Reports                                 24
                     6.3 Financial Statements, Reports, Certificates        24
                     6.4 Tax Returns                                        25
                     6.5 Designation of Inventory                           25
                     6.6 Returns.                                           25
                     6.7 Title to Equipment                                 25
                     6.8 Maintenance of Equipment                           26
                     6.9 Taxes                                              26
                     6.10 Insurance                                         26
                     6.11 Financial Covenants                               26
                     6.12 No Setoffs or Counterclaims                       27
                     6.13 Location of Inventory and Equipment               27
                     6.14 Compliance with Laws                              27


                     6.15 Employee Benefits                                 27
                     6.16 Store Openings and Closings                       28
                     6.17 Inventory Audits                                  28
                     6.18 Real Property Leases                              28
                     6.19 Landlord Waivers.                                 28

          7.NEGATIVE COVENANTS                                              28
                     7.1 Indebtedness                                       29
                     7.2 Liens                                              29
                     7.3 Restrictions on Fundamental Changes                29
                     7.4 Extraordinary Transactions and Disposal of Assets  29
                     7.5 Change Name                                        30
                     7.6 Guarantee                                          30
                     7.7 Restructure                                        30
                     7.8 Prepayments                                        30
                     7.9 Change of Control                                  30
                     7.10 Capital Expenditures                              30
                     7.11 Distributions                                     30
                     7.12 Accounting Methods                                30

                                ii





                     7.13 Investments                                       30
                     7.14 Transactions with Affiliates                      31
                     7.15 Suspension                                        31
                     7.16 Compensation                                      31
                     7.17 Use of Proceeds.                                  31
                     7.18 Change in Location of Chief Executive Office;
                         Inventory and Equipment with Bailees.              31

          8.EVENTS OF DEFAULT.                                              31

          9.FOOTHILL'S RIGHTS AND REMEDIES.                                 33
                     9.1 Rights and Remedies                                33
                     9.2 Remedies Cumulative                                35

          10.TAXES AND EXPENSES REGARDING THE COLLATERAL                    36

          11.WAIVERS; INDEMNIFICATION                                       36
                     11.1 Demand; Protest; etc.                             36
                     11.2 Foothill's Liability for Collateral               36
                     11.3 Indemnification                                   36

          12.NOTICES                                                        37

          13.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.                    37

          14.DESTRUCTION OF BORROWER'S DOCUMENTS                            38

          15.GENERAL PROVISIONS                                             38
                     15.1 Effectiveness                                     38
                     15.2 Successors and Assigns                            38
                     15.3 Section Headings                                  39
                     15.4 Interpretation                                    39
                     15.5 Severability of Provisions                        39
                     15.6 Amendments in Writing                             39
                     15.7 Counterparts; Telefacsimile Execution             39
                     15.8 Revival and Reinstatement of Obligations          39
                     15.9 Integration                                       40

                                iii

                    SCHEDULES

        Schedule E-1      Eligible Inventory
        Schedule P-1      Permitted Liens
        Schedule 5.9      Litigation
        Schedule 5.12     Employee Benefits
        Schedule 6.13     Location of Inventory and Equipment
        Schedule 7.14     Transactions with Affiliates

                              iv


                         LOAN AND SECURITY AGREEMENT



        This LOAN AND SECURITY AGREEMENT, is entered into as of April 21, 1994, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and BRENDLE'S INCORPORATED, a North Carolina corporation ("Borrower"), with its chief executive office located at 1919 North Bridge Street, Elkin, North Carolina 28621.

        The parties agree as follows:

        1.    DEFINITIONS AND CONSTRUCTION.

                      1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                      "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

                      "Accounts" means all currently
existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all guaranties, or security therefor, together with monies due from Monogram pursuant to that certain Credit Card Program Agreement between Borrower and Monogram dated as of March 20, 1989, as the same may be amended from time to time.

                      "Affiliate" means, as applied to any
Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                      "Agreement" means this Loan and
Security Agreement and any extensions,
riders supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

                      "Authorized Officer" means the Chief
Executive Officer or Chief Financial Officer of Borrower.

                      "Average Unused Portion of Maximum
Amount" means (a) the Maximum Amount; less (b) the sum of: (i) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month; plus (ii) the average Daily Balance of the undrawn L/Cs and L/C
Guarantees issued by Foothill
under Section 2.2 that were outstanding during the immediately preceding month.

                      "Bankruptcy Case" means Borrower's
bankruptcy case number B-92-14519C-
11W filed by Borrower under Chapter 11 of the Bankruptcy
Code on November 22, 1992.

                      "Bankruptcy Code" means the United
States Bankruptcy Code (11 U.S.C.
(section mark) 101 et seq.), as amended, and any successor statute.

                      "Bankruptcy Court" has the meaning set
forth in Section 5.2.

                      "Borrower" has the meaning set forth
in the preamble to this Agreement.

                      "Borrower's Books" means all of
Borrower's books and records including:
ledgers; records indicating, summarizing, or evidencing
Borrower's properties or assets
(including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

                      "Borrowing Base" has the meaning set
forth in Section 2.1.

                      "Business Day" means any day which is
not a Saturday, Sunday, or other day
on which national banks are authorized or required to close.

                      "Change of Control" shall be deemed to
have occurred at such time as a
"person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities
Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 10% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

                      "Closing Date" means the date of the
initial advance or the date of the initial issuance of an L/C or an L/C Guaranty, whichever occurs first.

                      "Code" means the California Uniform
Commercial Code.

                      "Collateral" means each of the
following: the Accounts; Borrower's Books;
the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General
Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                      "Consolidated Current Assets" means,
as of any date of determination, the
aggregate amount of all current assets of Borrower and its subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                      "Consolidated Current Liabilities"
means, as of any date of determination,
the aggregate amount of all current liabilities of Borrower and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

                      "Daily Balance" means the amount of an
Obligation owed at the end of a
given day.

                      "Early Termination Premium" has the
meaning set forth in Section 3.5.

                      "Eligible Inventory" means Inventory
consisting of first quality finished goods held for sale in the ordinary course of Borrower's business, that are located at Borrower's premises identified on Schedule E-1, are acceptable to Foothill in all respects, and strictly comply with all of Borrower's representations and warranties to Foothill. Eligible Inventory shall not include any of the following categories of
Inventory:  (a) health and beauty
(Department No. 90), domestics (Department No. 91), (c) in-out promotions (Department
No. 92), (d) food items/sauce cookies (Department No. 97),
(e) cigarettes/lighters
(Department 98), (f) miscellaneous clearing (Department 99),
(g) slow moving or obsolete
items which have been discontinued from Borrower's current inventory selection for more than one (1) year and are categorized by Borrower as C or D Inventory, (h) restrictive or custom items, (i) packaging and shipping materials, (j) supplies used or consumed in
Borrower's business, (k) Inventory subject to a security interest or lien in favor of any third
Person, (l) bill and hold goods, (m) Inventory that is not subject to Foothill's perfected security interests, (n) returned or defective goods, (o) "seconds," and (p) Inventory acquired on consignment. Eligible Inventory shall be valued at the lower of Borrower's cost or market value.

                      "Equipment" means all of Borrower's
present and hereafter acquired
machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles
(including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

                      "ERISA" means the Employee Retirement
Income Security Act of 1974, as
amended from time to time, or any predecessor, successor, or superseding laws of the
United States of America, together with all regulations promulgated thereunder.

                      "ERISA Affiliate" means any trade or
business (whether or not incorporated)
which, within the meaning of Section 414 of the IRC, is:
(i) under common control with
Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or
(iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

                      "ERISA Event" means any one or more of
the following:  (i) a Reportable
Event with respect to a Qualified Plan or a Multiemployer
Plan; (ii) a Prohibited
Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of
Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in
Section 4001(a)(2) of ERISA; (v) a
failure to make full payment when due of all amounts which, under the provisions of any
Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or
Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA
Affiliate may be directly or indirectly liable.

                      "Event of Default" has the meaning set
forth in Section 8.

                      "FEIN" means Federal Employer
Identification Number.

                      "Financing Order" means a final, non-
appealable order of the Bankruptcy
Court approving financing pursuant to this Agreement.

                      "Foothill" has the meaning set forth
in the preamble to this Agreement.

                      "Foothill Expenses" means all:  costs
or expenses (including taxes,
photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill;
documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks;
costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the
Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing
(including attorneys fees and expenses incurred in connection with a "workout," a
"restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                      "GAAP" means generally accepted
accounting principles as in effect from
time to time in the United States, consistently applied.

                      "General Intangibles" means all of
Borrower's present and future general
intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and
Accounts.

                      "Hazardous Materials" means all or any
of the following:  (a) substances that
are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

                       "Indebtedness" means: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                      "Insolvency Proceeding" means any
proceeding commenced by or against any
Person under any provision of the Bankruptcy Code, except for the Bankruptcy Case, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                      "Inventory" means all present and
future inventory in which Borrower has
any interest, including, but not limited to, jewelry, housewares, toys, consumer electronics, hardgoods and gifts, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

                      "IRC" means the Internal Revenue Code
of 1986, as amended, and the
regulations thereunder.

                      "L/C" has the meaning set forth in
Section 2.2(a).

                      "L/C Guaranty" has the meaning set
forth in Section 2.2(a).

                      "Loan Documents" means this Agreement,
the Lock Box Agreement, any
note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

                      "Lock Box" means the Foothill Account,
as defined in the Lock Box
Agreement.

                      "Lock Box Agreement" means that
certain Depository Account Agreement,
in form and substance satisfactory to Foothill, which is among Borrower, Foothill, and the
Lock Box Bank.

                      "Lock Box Bank" means First Union
National Bank of North Carolina.

                      "Maximum Amount" has the meaning set
forth in Section 2.1.

                       "Maximum Foothill Amount" means that portion of the Maximum Amount for which Foothill shall be responsible, exclusive of any participations with Participants, which amount is Thirty Five Million Dollars ($35,000,000).

                      "Monogram" means Monogram Credit Card
Bank of Georgia, a Georgia banking corporation.

                      "Multiemployer Plan" means a
multiemployer plan as defined in Sections
3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

                      "Negotiable Collateral" means all of
Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of subsidiaries of Borrower), documents, personal property leases (wherein
Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                      "Obligations" means all loans,
advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C
Guarantees, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees (including Early Termination Premiums), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                      "Old Lender" means CIT Group/Business
Credit, Inc.

                      "Overadvance" has the meaning set
forth in Section 2.4.

                      "Participant" means any Person, other
than Foothill, that has committed to
provide a portion of the financing contemplated herein.

                      "Pay-Off Letter" means a letter, in
form and substance reasonably satisfactory to Foothill, from Old Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Old Lender and obtain a termination or release of all of
the security interests or liens existing in favor of Old
Lender in and to the properties or
assets of Borrower.

                      "PBGC" means the Pension Benefit
Guaranty Corporation as defined in Title
IV of ERISA, or any successor thereto.

                      "Permitted Liens" means: (a) liens and
security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on Schedule P-1 attached hereto; (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; and
(g) mechanics', materialmen's, warehousemen's, or similar liens.

                      "Person" means and includes natural
persons, corporations, limited
partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                      "Plan" means an employee benefit plan
(as defined in Section 3(3) of ERISA)
which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any
Multiemployer Plan or Qualified Plan.

                      "Plan of Reorganization" means that
certain First Amended Joint Plan of
Reorganization filed on November 10, 1993 by Borrower and
Brendle's Stores, Inc., as
modified and confirmed on December 20, 1993.

                      "Prohibited Transaction" means any
transaction described in Section 406 of
ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

                      "Qualified Plan" means a pension plan
(as defined in Section 3(2) of ERISA)
intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA
Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section
4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

                          "Reference Rate" means the highest
of the variable rates of interest, per
annum, most recently announced by (a) Bank of America, N.T.
& S.A., (b) Mellon Bank,
N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its
"prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

                      "Reportable Event" means any event
described in Section 4043 (other than
Subsections (b)(7) and (b)(9)) of ERISA.

                      "Solvent" means, with respect to any
Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                      "Syndicated Amount" means that portion
of the Maximum Amount, if any,
equal to the aggregate financing commitments (to the extent not breached or terminated) of all Participants.

                      "Tangible Net Worth" means, as of the
date any determination thereof is to
be made, the difference of: (a) Borrower's total stockholder's equity; minus (b) the sum of:
(i) all intangible assets of Borrower; (ii) all of Borrower's prepaid expenses except for prepaid Inventory; and (iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

                      "Unfunded Benefit Liability" means the
excess of a Plan's benefit liabilities
(as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the
Plan pursuant to Section 412 of the IRC for the applicable plan year.

                      "Voidable Transfer" has the meaning
set forth in Section 15.8.

                      1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.
Whenever the term "Borrower"
is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                      1.3 Code.  Any terms used in this
Agreement which are defined in the
Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                      1.4 Construction.  Unless the context
of this Agreement clearly requires
otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words
"hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                      1.5 Schedules and Exhibits.  All of the
schedules and exhibits attached
to this Agreement shall be deemed incorporated herein by reference.

        2.    LOAN AND TERMS OF PAYMENT.

                      2.1 Revolving Advances.  (a) Subject to
the terms and conditions of this
Agreement, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to fifty-five percent (55%) of the amount of Eligible Inventory net of reserves during the period of December 15th through July
31st of each year and sixty-five
(65%) of the amount of Eligible Inventory net of reserves during the period of August 1st through December 14th of each year. Foothill shall establish reasonable reserves against
Eligible Inventory for price protection, volume rebates and for Inventory, if any, that is subject to landlord liens that are not subordinate to Foothill's security interests in Inventory.

                     (b) Anything to the
contrary in Section 2.1(a) above
notwithstanding, Foothill may reduce its advance rates based upon Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the
Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

                     (c) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed the lesser of: (i) Forty
Five Million Dollars ($45,000,000) ("Maximum Amount"), or
(ii) the Maximum Foothill
Amount plus the Syndicated Amount.

                     (d) Foothill is
authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an
Authorized Officer of Borrower, or without instructions if pursuant to Section 2.5(d).
Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by
Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section
2.1 may be repaid and, subject
to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                      2.2 Letters of Credit and Letter of
Credit Guarantees.

                      (a) Subject to the
terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of advances outstanding pursuant to Section 2.1, and (ii) Ten Million Dollars ($10,000,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees.
Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each such
L/C (including those that are the subject of L/C Guarantees) shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 (without regard to any potential renewal term) and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the lesser of: (y) the Maximum Amount, or (z) the Maximum Foothill Amount plus the Syndicated Amount. The
L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums or other similar obligations.
If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest at the rates then applicable under
Section 2.5.

                    (b) Borrower hereby agrees to indemnify, save, defend, and hold
Foothill harmless from any loss, cost, expense, or liability, including payments made by
Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from
Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following
Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C
Guarantees may require Foothill
to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                    (c) Borrower hereby
authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                       (d) Any and all
service charges, commissions, fees, and costs incurred by Foothill relating to the L/Cs guaranteed by Foothill shall be considered Foothill
Expenses for purposes of this Agreement and immediately shall be reimbursable by
Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee equal to two and one-half percent (2.50%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to
Borrower's loan account at the time the service is rendered or the cost is incurred.

                      (e) Immediately
upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of
Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                     2.3 Intentionally omitted.

                     2.4 Overadvances. If, at any time or for any reason, the amount of
Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an
"Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent
Obligations and, thereafter, to
be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

                     2.5 Interest:  Rates, Payments, and
Calculations.

                           (a) Interest Rate.
All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily
Balance, at a per annum rate of
one and forty-four one hundredths (1.44) percentage points above the Reference Rate.

                            (b) Default Rate.
All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to four and forty-four one hundredths (4.44) percentage points above the Reference
Rate.  From and after the
occurrence and during the continuance of an Event of Default, the fee provided in Section
2.2(d) shall be increased to a fee equal to five and one half percent (5.50%) per annum times the average Daily Balance of the undrawn L/Cs and L/C
Guarantees that were
outstanding during the immediately preceding month.

                                (c) Minimum
Interest. In no event shall the rate of interest chargeable hereunder be less than seven percent (7%) per annum.

                                 (d) Payments.
Interest hereunder shall be due and payable on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under the Term Note or any other note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                               (e) Computation.
The Reference Rate as of this date is six and three quarters percent (6.75%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. The rates of interest charged hereunder shall be based upon the average
Reference Rate in effect during the month. All interest and fees chargeable under the Loan
Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                            (f)  Intent to Limit Charges to
Maximum Lawful Rate.  In no event
shall the interest rate or rates payable under this Agreement or the Term Note, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.
Borrower and Foothill, in executing this Agreement and the Term Note, intend to legally agree upon the rate or Rates of interest and manner of payment stated within it; provided, however, that, anything contained herein or in the Term Note to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement and the Term Note, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

                      2.6 Crediting Payments; Application of
Collections.  The receipt of any
wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lock Box Banks pursuant to the Lock Box Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for three (3) Business
Days of `clearance' at the applicable rates set forth in Sections 2.5(a) and 2.5(b) (applicable to advances under Section 2.1) on all collections, checks, wire transfers, or other items of payment that are received by Foothill (regardless of whether forwarded by the Lock Box
Banks to Foothill, whether provisionally applied to reduce the Obligations, or otherwise).
This across-the-board three (3) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lock
Box Agreements) on or before 11:00 a.m. Los Angeles time.
If any wire transfer, check,
or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreements) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

                      2.7 Statements of Obligations.
Foothill shall render statements to
Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by
Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

                      2.8 Fees.  Borrower shall pay to
Foothill the following fees:

                          (a) Commitment Fee.
A one time commitment fee of Four
Hundred Fifty Thousand Dollars ($450,000) which is earned, in full, upon approval of the financing contemplated by this Agreement by the Bankruptcy
Court and is due and payable
by Borrower to Foothill in connection with this Agreement concurrently with such approval;

                           (b) Unused Line
Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one half of one percent (.50%) per annum times the Average Unused Portion of the Maximum
Amount;

                           (c) Annual Facility
Fee.  On the Closing Date and on each
anniversary of the Closing Date, a fee in an amount equal to one half of one percent (.50%) of the Maximum Amount, such fee to be fully earned on each such date;

                            (d) Financial
Examination, Documentation, and Appraisal Fees.
Foothill's customary fee of Six Hundred Dollars ($600) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by
Foothill or its agents; Foothill's customary appraisal fee of One Thousand Dollars ($1,000) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents; and, on each anniversary of the Closing Date, Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review; and

                               (e) Servicing Fee.
On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Three Thousand Five Hundred
Dollars ($3,500) per month.

        3.    CONDITIONS; TERM OF AGREEMENT.

                      3.1 Conditions Precedent to Initial
Advance, L/C, or L/C Guaranty.
The obligation of Foothill to make the initial advance or to provide the initial L/C or L/C
Guaranty is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                          (a) the Closing
Date shall occur on or before April 30, 1994;

                          (b) Foothill shall have received a certificate
from an Authorized Officer, and such other evidence as Foothill shall reasonably require, to the effect that all conditions to the substantial consummation of the Plan of Reorganization and the satisfaction or release of all liens and security interests in the Collateral (other than Permitted Liens) shall have been satisfied (other than the funding of the obligations under the Plan of
Reorganization from the initial advances hereunder);

                           (c) The Financing
Order shall have been entered and shall remain in full force and effect;

                           (d) Foothill shall
have received searches reflecting the filing of its financing statements;

                           (e) Foothill shall
have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                                i)    the Lock Box Agreement; and

                                ii)   a security agreement from
BFS, Inc. on the trademarks owned by such corporation;

                           (f) Foothill shall
have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan
Documents to which Borrower
is a party and authorizing specific officers of Borrower to execute same;

                            (g) Foothill shall
have received copies of Borrower's By-laws and Articles of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                             (h) Foothill shall
have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that
Borrower is in good standing in such state;

                             (i) Foothill shall
have received certificates of corporate status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing;

                            (j) Foothill shall have received the certified
copies of the policies
of insurance, together with the endorsements thereto, as are required by Section 6.10 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

                             (k) Foothill shall
have received duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title and is not subject to Permitted Liens;

                             (l) Foothill shall
have received landlord waivers from Brenco, as to all properties leased by Brenco to Borrower, and from the lessor of Borrower's distribution center;

                             (m) Foothill shall
have completed its appraisal of Borrower's
Inventory and the results of such appraisal shall be reasonably satisfactory to Foothill;

                             (n) Foothill shall
have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

                             (o) Foothill shall
have received evidence that Brendle's Stores, Inc.
has merged into Borrower;

                             (p) Borrower and
Brenco shall have agreed to renewals and modifications of the real property leases between them on terms and conditions satisfactory to Foothill; and

                              (q) all other
documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

                      3.2 Conditions Precedent to All
Advances, L/Cs, or L/C Guarantees.
The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

                       (a) the
representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                        (b) no Event of
Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C
Guaranty, nor shall either result from
the making of the advance; and

                          (c) no injunction, writ, restraining
order, or other order of any
nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

                      3.3 Term.  This Agreement shall become
effective upon the execution and
delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Maturity Date") that is five
(5) years from the Closing Date,
unless sooner terminated pursuant to the terms hereof. The foregoing notwithstanding,
Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

                      3.4 Effect of Termination.  On the date
of termination, all Obligations
(including contingent reimbursement obligations under any outstanding L/Cs or L/C
Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated. If
Borrower has sent a notice of termination pursuant to the provisions of Section 3.3, but fails to pay all Obligations on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one (1) year.

                      3.5 Early Termination by Borrower.  The
provisions of Section 3.3 that
allow termination of this Agreement only on the Maturity
Date notwithstanding, Borrower
has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees), together with a premium
(the "Early Termination Premium") equal to the greater of:
(a) an amount equal to one-half
of the total interest and L/C and L/C Guaranty fees for the immediately preceding twelve
(12) months; and (b) Three Hundred Thousand Dollars
($300,000).

                      3.6 Termination Upon Event of Default.
If Foothill terminates this
Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and
Borrower agrees that it is reasonable under the circumstances currently existing. The Early
Termination Premium provided for in this Section 3.6 shall be deemed included in the
Obligations.

                    4.    CREATION OF SECURITY INTEREST.

                      4.1 Grant of Security Interest.
Borrower hereby grants to Foothill a
continuing security interest in all currently existing and hereafter acquired or arising
Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan
Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this
Agreement or any other Loan Document to the contrary notwithstanding, and other than sales of Inventory to buyers in the ordinary course of business and sales of surplus
Equipment in individual transactions not exceeding Twenty Thousand Dollars ($20,000) each and in aggregate transactions not exceeding Two Hundred Thousand Dollars
($200,000) in any fiscal year, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral. The security interest of Foothill in monies due from Monogram to Borrower will be subordinate only to the Permitted Lien on monies due from Monogram to Borrower, as described in Schedule P-1, to secure any claims that Monogram might have against the Borrower directly related to its processing of Borrower's credit card sales and arising under the Monogram Credit Card Bank of Georgia Program Agreement dated as of March 20, 1989, as subsequently amended.

                      4.2 Negotiable Collateral.  In the
event that any Collateral, including
proceeds, is evidenced by or consists of Negotiable
Collateral, Borrower shall, immediately
upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

                      4.3 Collection of Accounts, General
Intangibles, Negotiable Collateral.
Foothill, Borrower, and the Lock Box Banks shall enter into the Lock Box Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to
Foothill on a daily basis. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or
Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by
Borrower.

                      4.4 Delivery of Additional
Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan
Documents.

                      4.5 Power of Attorney.  Borrower hereby
irrevocably makes, constitutes,
and appoints Foothill (and any of Foothill's officers, employees, or agents designated by
Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in
Section 4.4; (b) at any time that
an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the
Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to
Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and
(g) at any time that an Event of
Default has occurred and is continuing or Foothill deems itself insecure (in accordance with
Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as
Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

                      4.6 Right to Inspect.  Foothill
(through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

        5.    REPRESENTATIONS AND WARRANTIES.

                      Borrower represents and warrants to
Foothill as follows:

                        5.1 No Prior
Encumbrances. Upon consummation of the Plan of Reorganization, Borrower shall have good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

                      5.2 Plan of Reorganization.  An order
confirming Borrower's Plan of
Reorganization was entered by the United States Bankruptcy
Court for the Middle District
of North Carolina (the "Bankruptcy Court") on December 20,
1993.

                      5.3 Eligible Inventory.  All Eligible
Inventory is now and at all times
hereafter shall be of good and merchantable quality, free from defects.

                      5.4 Location of Inventory and
Equipment.  The Inventory and
Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.13 or otherwise permitted by Section 6.13.

                      5.5 Inventory Records.  Borrower now
keeps, and hereafter at all times
shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor. In the ordinary course of
Borrower's business, Borrower regularly and timely marks down the cost and retail value of its Inventory so as to accurately reflect current values at all times.

                      5.6 Location of Chief Executive Office;
FEIN.  The chief executive
office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 56-0497852.

                      5.7 Due Organization and Qualification,
and Subsidiaries.  Borrower
is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill. Borrower has the following wholly-owned subsidiaries: Brendle's Acceptance Corporation, a
Delaware corporation, The Electronic Sports Collection USA, Inc., a New York corporation, Brendle Transport, Inc., a North Carolina corporation, BFS, Inc., a Delaware corporation, BIC, Inc., a North Carolina corporation and Alexander's/Brendle's, Inc., a
South Carolina corporation. BFS, Inc. merely owns certain trademarks that are used by
Borrower. Brendle Transport, Inc. contracts with third parties to provide transportation for
Borrower; Borrower pays for such transportation without Brendle Transport, Inc. receiving any markup or profit. None of the other subsidiaries is engaged in business, and none of such corporations has any assets.

                      5.8 Due Authorization; No Conflict.
The execution, delivery, and
performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

                      5.9 Litigation.  There are no actions
or proceedings pending by or against
Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff;
(b) matters disclosed on Schedule 5.9; (c) the Bankruptcy Case; and (d) matters arising after the date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral. Except for the appeal disclosed on
Schedule 5.9, there are no appeals, stays, injunctions or other legal proceedings or other legal, equitable, or administrative actions in respect of the Bankruptcy Case, the Plan of Reorganization, the Financing Order, or otherwise, that would materially and adversely affect the consummation of the financing contemplated hereby on the terms set forth herein.

                      5.10 No Material Adverse Change in
Financial Condition.  All financial
statements relating to Borrower that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present
Borrower's financial condition as of
the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

                      5.11 Solvency.  Upon consummation of
the Plan of Reorganization,
Borrower shall be Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

                      5.12 Employee Benefits.  Except as set
forth on Schedule 5.12, each Plan
is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal
Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded
Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA
Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. Except as set forth on Schedule 5.12, no
ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

                      5.13 Environmental Condition.  None of
Borrower's properties or assets
has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by
Borrower. Borrower has not received a summons, citation, notice, or directive from the
Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of
Hazardous Materials into the environment.

                      5.14 Reliance by Foothill; Cumulative.
Each warranty and representation
contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill.
The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

                    6.    AFFIRMATIVE COVENANTS.

                      Borrower covenants and agrees that, so
long as any credit hereunder shall be
available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

                   6.1 Accounting System.  Borrower shall
maintain a standard and modern
system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

                    6.2 Collateral Reports.  Borrower shall
deliver to Foothill, no later than
the tenth (10th) Business Day after the end of each of Borrower's monthly accounting periods during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports and sales journals. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

                      6.3 Financial Statements, Reports,
Certificates.  Borrower agrees to
deliver to Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and Parent on a consolidated basis.

                           Together with the
above, Borrower also shall deliver to Foothill
Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual
Reports, and Form 8-K
Current Reports, and any other filings made by Borrower with the Securities and Exchange
Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders.

                          Each month, together with the financial
statements provided pursuant
to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower;
(ii) Borrower is in timely compliance with all of its covenants and agreements hereunder;
(iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date
(except to the extent that such
representations and warranties relate solely to an earlier
date); and (iv) on the date of
delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action
Borrower has taken, is taking, or proposes to take with respect thereto).

                              Borrower shall
have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request.
Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

                     6.4 Tax Returns.  Borrower agrees to
deliver to Foothill copies of each
of Borrower's future federal income tax returns, and any amendments thereto, within thirty
(30) days of the filing thereof with the Internal Revenue
Service.

                      6.5 Designation of Inventory.  Borrower
shall now and from time to time
hereafter, but not less frequently than weekly, execute and deliver to Foothill a designation of Inventory specifying Borrower's cost and the retail value of Borrower's Inventory, and further specifying such other information as Foothill may reasonably request.

                      6.6 Returns.  Returns and allowances,
if any, as between Borrower and
its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this
Agreement. If, at a time, any customer returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum in the appropriate amount to such Account Debtor.

                      6.7 Title to Equipment.  Upon
Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

                       6.8 Maintenance
of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the
Equipment is now and shall at all times remain personal property.

                      6.9 Taxes.  All assessments and taxes,
whether real, personal, or
otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period or in a manner consistent with the Plan of
Reorganization. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that
Borrower has made such payments or deposits.

                      6.10 Insurance.

                          (a) Borrower, at
its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses.
Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                                (b) All such
policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a
438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

                      6.11 Financial Covenants.  Borrower
shall maintain:

                          (a) Current Ratio.  A ratio of Consolidated Current
Assets divided by Consolidated Current Liabilities of at least one and forty-five one hundredths to one
(1.45:1.0), measured on a fiscal quarter-end basis; and

                          (b) Total
Liabilities to Tangible Net Worth Ratio.  A ratio of
Borrower's total liabilities divided by Tangible Net Worth of not more than two and one tenth to one (2.1:1.0), measured on a fiscal quarter-end basis.

                      6.12 No Setoffs or Counterclaims.  All
payments hereunder and under the
other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

                      6.13 Location of Inventory and
Equipment.  Borrower shall keep the
Inventory and Equipment only at the locations identified on
Schedule 6.13; provided,
however, that Borrower may amend Schedule 6.13 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification,
Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

                      6.14 Compliance with Laws.  Borrower
shall comply with the
requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

                      6.15 Employee Benefits.

                           (a) Unless already
disclosed on Schedule 5.12, Borrower shall deliver to Foothill a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten
(10) days of becoming aware of
any of them, and when known, any action taken or threatened by the Internal Revenue
Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA
Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and
(iii) any lien on the assets of Borrower arising in connection with any Plan.

                         (b) Borrower shall also promptly furnish to
Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three
(3) plan years; (ii) all notices of
intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA;
(iv) all notices required to
be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning
(x) the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA,
(y) a termination described in Section 4041A of ERISA, or
(z) a reorganization or
insolvency described in Subtitle E of Title IV of ERISA;
(vi) the adoption of any new Plan
that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower or any ERISA
Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by
Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section
412 of the IRC.

                      6.16 Store Openings and Closings.
Borrower shall give Foothill
reasonable prior notice of new store openings and closing of its stores.

                      6.17 Inventory Audits.  Borrower shall
continue to take physical counts
of its Inventory at least once in each fiscal year. Such physical inventory taking will be observed by Borrower's independent certified public accountants.

                      6.18 Real Property Leases.  Borrower
shall make timely payment of all
rents and other monies payable on real property leases where Borrower is lessee unless such payments are contested in good faith by Borrower and the failure to pay such monies could not reasonably be expected to materially and adversely affect Borrower or the Collateral.
Borrower shall also make timely payments to consignors of Inventory, if any, and in the event that Borrower does not make the such payments, Foothill may, in its discretion establish reasonable reserves for delinquent payments.

                      6.19 Landlord Waivers.  Borrower shall
use its best efforts to obtain
landlord waivers from the lessors of its stores to the extent that such waivers are not otherwise required on or before the Closing Date.



        7.    NEGATIVE COVENANTS.

                      Borrower covenants and agrees that, so
long as any credit hereunder shall be
available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

    7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

        (a) Indebtedness evidenced by this Agreement;

        (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

        (c) Indebtedness secured by Permitted Liens; and

        (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted
Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the
Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

    7.2 Liens.  Create, incur, assume, or
permit to exist, directly or
indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted
Liens (including liens that are replacements of Permitted
Liens to the extent that the original
Indebtedness is refinanced under Section 7.1(d) and so long as the replacement liens secure only those assets or property that secured the original
Indebtedness).

    7.3 Restrictions on Fundamental
Changes.  Enter into any acquisition,
merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

    7.4 Extraordinary Transactions and
Disposal of Assets.  Enter into any
transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted).

    7.5 Change Name. Change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

    7.6 Guarantee.  Guarantee or otherwise
become in any way liable with
respect to the obligations of any third Person except by endorsement or instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

    7.7 Restructure.  Make any change in
Borrower's financial structure, the
principal nature of Borrower's business operations, or the date of its fiscal year.


    7.8 Prepayments.  Except in connection with a refinancing permitted by
Section 7.1(d), prepay any Indebtedness owing to any third Person.

    7.9 Change of Control.  Except for the
issuance of shares by Borrower
pursuant to the Plan of Reorganization, cause, permit, or suffer, directly or indirectly, any
Change of Control.

    7.10 Capital Expenditures.  Make any
capital expenditure in excess of
Two Hundred Fifty Thousand Dollars ($250,000) for any individual transaction or where the aggregate amount of such capital expenditures, made or in the fiscal year ending
January 31, 1995 is in excess of One Million Dollars
($1,000,000) or in excess of Three
Million Dollars ($3,000,000) in any subsequent fiscal year.

    7.11 Distributions.  Make any
distribution or declare or pay any dividends
(in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

    7.12 Accounting Methods.  Modify or
change its method of accounting
or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or
Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this
Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

    7.13 Investments.  Directly or
indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person.

    7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions set forth on Schedule 7.14.

    7.15 Suspension.  Suspend or go out of
a substantial portion of its business.

    7.16 Compensation. Increase the annual
fee or per-meeting fees paid to
directors during any year by more than fifteen percent (15%) over the prior year; pay or accrue total cash compensation, during any year, to officers and senior management employees in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year. In addition, Borrower may pay performance bonuses to officers and senior management employees with the approval of Foothill, which approval will not be unreasonably withheld.

    7.17 Use of Proceeds.  Use the proceeds
of the advances made hereunder
for any purpose other than: (a) to pay that portion of Borrower's obligations under the Plan that is not funded with other monies held by Borrower; (b) to pay transactional fees, costs and expenses incurred in connection with this Agreement; and
(c) thereafter, consistent with
the terms and conditions hereof, for its lawful and permitted corporate purposes.

    7.18 Change in Location of Chief
Executive Office; Inventory and
Equipment with Bailees. Borrower covenants and agrees that it will not, without thirty
(30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

        8.    EVENTS OF DEFAULT.

    Any one or more of the following
events shall constitute an event of default
(each, an "Event of Default") under this Agreement:

    8.1 If Borrower fails to pay when due
and payable or when declared due
and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy
Code, would have accrued on such
amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

    8.2 If Borrower fails or neglects to
perform, keep, or observe any term,
provision, condition, covenant, or agreement contained in this Agreement, in any of the

Loan Documents, or in any other present or future agreement between Borrower and
Foothill;

    8.3 If there is a material impairment
of the prospect of repayment of any
portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;

    8.4 If any material portion of
Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

    8.5 If an Insolvency Proceeding is commenced by Borrower;

    8.6 If an Insolvency Proceeding is
commenced against Borrower and any
of the following events occur: (a) Borrower consents to the institution of the Insolvency
Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;


    8.7 If Borrower is enjoined,
restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

    8.8 If a notice of lien, levy, or
assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

    8.9 If a judgment or other claim
becomes a lien or encumbrance upon any
material portion of Borrower's properties or assets;

    8.10 If there is a default in any
material agreement to which Borrower is
a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

    8.11 If Borrower makes any payment on
account of Indebtedness that has
been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

    8.12 If any misstatement or
misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

    8.13 If the obligation of any third
Person under any Loan Document is
limited or terminated by operation of law or by such third
Person thereunder, or any such
third Person becomes the subject of an Insolvency
Proceeding;

    8.14 If (a) with respect to any Plan,
there shall occur any of the following
which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC;
(iii) the incurrence of liability under Title IV of ERISA;
(iv) a failure to make full payment
when due of all amounts which, under the provisions of any Plan or applicable law,
Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan;
(vii) the receipt of a notice
by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan;
(viii) a commencement or increase
of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under
Section 4980B of the IRC; or
(b) the Unfunded Benefit Liability of all of the Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed Eight Hundred Thousand Dollars ($800,000); or

     8.15 If there shall occur an "Event of
Default" as defined in Section 3.1
of the Financing Order.

        9.    FOOTHILL'S RIGHTS AND REMEDIES.

    9.1 Rights and Remedies.  Upon the
occurrence of an Event of Default
Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by
Borrower:

        (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

        (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan
Documents, or under any other agreement between Borrower and Foothill;

        (c) Terminate this Agreement and any of the other Loan
Documents as to any future liability or obligation of Foothill, but without affecting
Foothill's rights and security interests in the Collateral and without affecting the Obligations;

        (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases,
Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

        (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in
Borrower's possession and conspicuously label said returned
Inventory as the property of
Foothill;

        (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

        (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation
(within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lock Boxes), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

        (h) Hold, as cash
collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lock Box, to secure the full and final repayment of all of the Obligations;

        (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.
Foothill is hereby granted a license or other right to use,
without charge, Borrower's labels,
patents, copyrights, rights of use of any name, trade
secrets, trade names, trademarks,
service marks, and advertising matter, or any property of a
similar nature, as it pertains to
                               34

the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to
Foothill's benefit;

        (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

        (k) Foothill shall give notice of the disposition of the Collateral as follows:


            (1) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;


            (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.
Notice to Persons other than
Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;


            (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

        (l) Foothill may
credit bid and purchase at any public sale; and

        (m) Any deficiency
that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

    9.2 Remedies Cumulative.  Foothill's
rights and remedies under this
Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the
Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

    10.   TAXES AND EXPENSES REGARDING THE COLLATERAL.

    If Borrower fails to pay any monies
(whether taxes, rents, assessments,
insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by
Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

    11.   WAIVERS; INDEMNIFICATION.

    11.1 Demand; Protest; etc.  Borrower
waives demand, protest, notice of
protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

    11.2 Foothill's Liability for
Collateral. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

    11.3 Indemnification.  Borrower agrees
to defend, indemnify, save, and
hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan
Document. This provision shall survive the termination of this Agreement.

    12.   NOTICES.

    Unless otherwise provided in this
Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

        If to Borrower:   BRENDLE'S INCORPORATED
                          1919 North Bridge Street
                          Elkin, North Carolina 28621
                          Attn.:  David E. Renegar,
                          Chief Financial Officer
                          Telefacsimile No. (910) 526-6632

        If to Foothill:   FOOTHILL CAPITAL CORPORATION
                          11111 Santa Monica Boulevard
                          Suite 1500
                          Los Angeles, California 90025-3333
                          Attn.:  Business Finance Division Manager
                          Telefacsimile No. (310) 479-2690


    The parties hereto may change the
address at which they are to receive
notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.
Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections
9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

    13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND

LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE
COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE
OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL
SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS
SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER
APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE
DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE
EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 13.  BORROWER AND FOOTHILL HEREBY WAIVE THEIR
RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF
ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS
OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING
CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL
OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND
FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND
EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS
FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF
LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A
WRITTEN CONSENT TO A TRIAL BY THE COURT.

    14.   DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices,
agings, or other papers delivered to
Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

    15.   GENERAL PROVISIONS.

    15.1 Effectiveness.  This Agreement
shall be binding and deemed effective
when executed by Borrower and Foothill.

    15.2 Successors and Assigns.  This
Agreement shall bind and inure to the
benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without
Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that
Foothill assigns its rights and obligations hereunder to a third Person, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

    15.3 Section Headings.  Headings and
numbers have been set forth herein
for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

    15.4 Interpretation.  Neither this
Agreement nor any uncertainty or
ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

    15.5 Severability of Provisions.  Each
provision of this Agreement shall
be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

    15.6 Amendments in Writing.  This
Agreement can only be amended by
a writing signed by both Foothill and Borrower.

    15.7 Counterparts; Telefacsimile
Execution.  This Agreement may be
executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

    15.8 Revival and Reinstatement of
Obligations.  If the incurrence or
payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of

Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

    15.9 Integration.  This Agreement,
together with the other Loan
Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

    IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to
be executed in Los Angeles, California.


                             FOOTHILL CAPITAL CORPORATION,
                             a California corporation

                             By_________________________________

                             Title:______________________________



                             BRENDLE'S INCORPORATED,
                             a North Carolina corporation

                             By_________________________________

                             Title:______________________________

                             SCHEDULE 5.9
                  TO THE LOAN AND SECURITY AGREEMENT
                            BY AND BETWEEN
        BRENDLE'S INCORPORATED AND FOOTHILL CAPITAL CORPORATION
                      DATED AS OF APRIL 21, 1994



                              LITIGATION


1.    Objections to claims filed or to be filed in the Bankruptcy
      Case consistent with the terms of the Plan of Reorganization.

2. Claims resulting from an investigation by the United States Department of Labor. An agreement between the Borrower and the United States Department of Labor has been reached whereby the Borrower will pay certain employees an aggregate of 18,007.20 as cost of administration claims and an aggregate of $31,903.20 as priority wage claims. Additionally, an aggregate total of $216,367.00 will be treated as allowed general unsecured claims, subject to treatment under Class 9 of the Plan of Reorganization. A motion seeking approval of this compromise will be filed in the Bankruptcy Case.

3. The issue of whether the Class 8 claimants identified in the Plan of Reorganization are entitled to any adequate assurance of future performance is subject to Bankruptcy Court determination.

4. RODNEY ROCKETT V. BRENDLE'S STORES, INC., Case Number 2:93-CV-339 (E.D.Tenn.) involves a post-petition action brought by a terminated employee seeking reinstatement, back pay, and attorneys' fees. This action is being actively defended by the Borrower.

                                            SCHEDULE 6.13
                                 TO THE LOAN AND SECURITY AGREEMENT
                                            BY AND BETWEEN
                    BRENDLE'S INCORPORATED AND FOOTHILL CAPITAL CORPORATION
                                      DATED AS OF APRIL 21, 1994


                                  LOCATION OF INVENTORY AND EQUIPMENT


No.     Location          Address
 1      Elkin             1925 North Bridge Street
                          Elkin, NC 28621
 2      Winston-Salem     2610 Peters Creek Parkway
                          Winston-Salem, NC 27107
 3      Hickory           Route 3, Box 1502
                          Hwy 64-70
                          Newton, NC 28658
 4      Greensboro        3726 Battleground Avenue
                          Greensboro, NC 27404
 5      Chapel Hill       1801 Chapel/Durham Blvd.
                          Chapel Hill, NC 27514
 6      Asheville         Innsbrook Mall
                          Asheville, NC 28805
 7      Kingsport, TN     1505 East Stone Drive
                          Kingsport, TN 37660
 9      Concord           210 Cloverleaf Plaza
                          Concord, NC 287025
10      Raleigh           4440 Creedmoor Road
                          Raleigh, NC 27612
11      Winston-Salem     2890 Reynolda Manor Shp Ctr
                          Winston-Salem, NC 27106
13      Burlington        Edgewood Village Shp Ctr
                          3010 S. Church
                          Burlington, NC 27215
14      Wilson            2101 South Tarboro Street
                          Wilson, NC 27893
15      Myrtle Beach      3454 Hwy 501 West
                          Myrtle Beach, SC 29577
16      Raleigh           3219 South Wilmington St.
                          Raleigh, NC 27603
17      Greensboro        3020 High Point Road
                          Greensboro, NC 27403

18      Jacksonville      1291 Hargett Street
                          Jacksonville, NC 28540
19      Roanoke, VA       4208 Electric Rd
                          Roanoke, VA 24014
23      Boone             300 Greenway Road
                          Boone 28607
24      Kinston           601 Plaza Blvd.
                          Kinston, NC 28501
25      Roanoke-Rapids    Hwy 158 & T Ave.
                          Roanoke Rapids, NC 27870
26      Salisbury         1811 East Innes Street
                          Salisbury, NC 28144
29      Anderson, SC      3719 Clemson Blvd.
                          Anderson, SC 29621
30      Spartanburg       1185 Ashville Highway
                          Spartanburg, SC 29303
31      Florence          2853 David J. McLeod Blvd.
                          Florence, SC 29501
34      Enka              901 Smoky Pk Hwy
                          West Ridge Market Place
                          Enka, NC 2828
38      Wilmington        127 S. College Road, Suite 50
                          Wilmington, NC 28403
42      Greenville, NC    3700 S. Memorial Drive
                          Greenville, NC 27834
46      Christiansburg    2505 Market Street
                          Christiansburg, VA 24073
50      New Bern          3003 Clarendon Blvd. Ste 13
                          New Bern, NC 28562
52      Fayetteville      505 Cross Creek Mall
                          Morganton Road
                          Fayetteville, NC 28303
        Distribution
            Center        Highway 21, Poplar Springs Road
                          Elkin, NC 28621
95      Corporate
        Headquarters      1919 North Bridge Street
                          Elkin, NC 28621

                               SCHEDULE E-1
                    TO THE LOAN AND SECURITY AGREEMENT
                            BY AND BETWEEN
           BRENDLE'S INCORPORATED AND FOOTHILL CAPITAL CORPORATION
                        DATED AS OF APRIL 21, 1994


                                             LOCATION OF ELIGIBLE INVENTORY

               See Schedule 6.13

                             SCHEDULE P-1
                  TO THE LOAN AND SECURITY AGREEMENT
                            BY AND BETWEEN
        BRENDLE'S INCORPORATED AND FOOTHILL CAPITAL CORPORATION
                      DATED AS OF APRIL 21, 1994


                            PERMITTED LIENS



1. The first priority lien and security interest of Monogram Credit Card Bank (Monogram) arising from monies due from Monogram to Borrower with respect to any claims of Monogram against Borrower directly related to its processing of Borrower's credit card sales arising under the Monogram Credit Card Bank of Georgia Program Agreement dated as of March 20, 1989, as subsequently amended.

2.    The lien of Hyster Credit Company, 222 S.W. Columbia, Suite
      800, Portland, Oregon 97201 on 8 Hyster Lift Trucks.

3. The lien of Litton Systems, Inc., Airtron Division, Diamonair Products Group, 200 East Hanover Avenue, Morris Plains, NJ 07950 on all 14-carat gold jewelry, rings, pendants, earrings, all cubic zirconia or other related items with the "Li" symbol stamped in gold jewelry.

4. The Borrower from time to time enters into consignment relationships, primarily with reference to jewelry. The only consignment relationship currently existing is with Diamonair Products Group and there is currently in consigned inventory items of a cost of $266.25. Consigned inventory is specially coded and is itemized separately from the Borrower's general inventory.

                             SCHEDULE 7.14
                  TO THE LOAN AND SECURITY AGREEMENT
                            BY AND BETWEEN
        BRENDLE'S INCORPORATED AND FOOTHILL CAPITAL CORPORATION
                      DATED AS OF APRIL 21, 1994


                     TRANSACTIONS WITH AFFILIATES


1.  SHAREHOLDERS' AGREEMENTS:
      In April of 1986, prior to the initial public offering of the Company's Common Stock, all of the then shareholders of the Company (including Douglas
D. Brendle, S. Floyd Brendle, Patty Brendle Redway, and William F. Cosby) entered into a Shareholders'
Agreement with the Company. Therein, the shareholders agreed, among other things, to restrict the transfer of their Common Stock to any unrelated party
(as defined) without the
written consent of all remaining shareholders who are parties to the Agreement unless the transferring shareholder gives a right of first refusal to related parties
(as defined) of the
transferring shareholder and to the remaining shareholders who are parties to the Agreement, and such right of first refusal is not exercised. In addition, the Shareholders'
Agreement gives the right, exercisable within nine months of death, to the personal representative of certain deceased shareholders who were parties to the Agreement, to cause the Company to redeem from the deceased shareholder's estate up to that number of shares of Common Stock of the Company owned by the deceased shareholder at his death valued at the average of the closing prices for the 20 trading days prior to the date of death, not to exceed the life insurance proceeds received the Company as a result of such death. The
Company has purchased life insurance in the face amounts set forth at a net aggregate cost
(premiums less dividends and increase in cash surrender value) for the fiscal year ended
January 30, 1993 of approximately $294,926:  Douglas D. Brendle, $5,000,000;
S. Floyd
Brendle, $5,250,000; William F. Crosby, $3,070,000; and Patty Brendle Redway, $3,000,000.
The Company has borrowed $1,983,000, in the aggregate, against these policies.

2.  SPLIT DOLLAR INSURANCE AGREEMENTS:
      The Company has entered into split dollar life insurance agreements for the benefit of six of its executive officers and/or directors or their spouses and families. Upon the death of any such officer or director, the Company will receive not less than the net premiums paid, and the insured's beneficiary will receive the balance of the insurance proceeds.
Pursuant to the agreements, life insurance coverage, the premiums for which are paid by the
Company, has been purchased on the following persons in the following aggregate policy amounts: Douglas D. Brendle, $3,000,000; S, Floyd Brendle, $2,000,000; Aubrey L. Miller,
$153,097; W. Steven Day, $132,785; Steven W. Luka, $123,758 and David R.
Renegar,
$113,220. The Company's net aggregate cost (premiums less dividends and increase in cash surrender value) for such insurance for the fiscal year ended January 30, 1993 was approximately $103,994.00. Borrower may allow the insureds to buy the respective policies for an amount equal to the cash surrender value of the respective policy; however, if the
Borrower retains an interest in the policies, Foothill shall be designated as a beneficiary of the policies in place of the Borrower and these policies will be deemed additional Collateral.


                                   SCHEDULE 7.14
                                      Page 2

3.  LEASES:
      Brenco, a partnership consisting of Douglas D. Brendle, S. Floyd Brendle, William
F. Cosby, and two Trusts under an Agreement with J. Harold Brendle, dated October 20,
1982 ("Brenco"), leases 13 stores and the Borrower's corporate office building and contiguous warehouse to the Borrower. These leases will be the subject of a motion made in the Borrower's Bankruptcy Case to assume the leases with modifications as are more particularly set forth in a document entitled "Terms of Proposed Master Amendment to
Brenco Leases" which was furnished to Foothill on April 29, 1994.

      Brenco is the owner and franchisee of the Holiday Inn located in Elkin, North
Carolina in which the Borrower holds various meetings and corporate functions. The
Borrower is charged standard corporate rates for these services.

4.  TRANSPORTATION ACTIVITIES:
      The Borrower occasionally uses an airplane owned by Sky-Lease, Inc., the voting securities of which are owned by Douglas D. Brendle, S. Floyd Brendle, William
F. Cosby,
and a Trust under an Agreement dated October 20, 1982 with J. Harold Brendle. In fiscal year ending January 30, 1993 Sky-Lease, Inc. was paid an aggregate of $35,820 in rent charges for such airplanes. For so long as Foothill remains obligated to make advances under the loan, its transactions with Sky-Lease shall be on fair and reasonable terms no less favorable to Borrower than would obtain in a comparable arm's length transaction with an unaffiliated third party and, in any event, the amount paid to Sky-Lease, Inc. in any fiscal year shall not exceed Fifty Thousand Dollars ($50,000).

5.  BRENDLE'S TRANSPORT, INC.
      Brendle's Transport, Inc. (BTI) is a wholly owned subsidiary of the Borrower which will be merged into the Borrower on or before June 30, 1994. BTI arranges for the transportation of the Borrower's inventory from the Borrower's distribution center to the
Borrower's stores. BTI owns trailers and hires contract haulers. The Borrower pays BTI on the average of $50,000 per month for these services.

6.  BFS, INC.:
      BFS, Inc., is a wholly owned subsidiary of the Borrower which will be merged into the
Borrower on or before June 30, 1994. BFS, Inc. owns certain trademarks used by the
Borrower in the operation of its business. The Borrower is charged a royalty for the use of the trademarks based on .0075% of sales. This royalty is reflected by journal entries made on the Borrowers books; however, no payments are actually made by the Borrower to BFS,
Inc. and no payments will be made by the Borrower to BFS, Inc. at any time prior to the merger of BFS, Inc. into the Borrower.

7.  CONTRACTS WITH OFFICERS AND/OR DIRECTORS:
                (a) S. Floyd Brendle has a retirement agreement with the Borrower, which provides, inter alia, for a salary continuation through June 16, 1995 at an annual rate of $125,000.
      (b) The Borrower has employment agreements dated November 17, 1992 with
Messers Renegar, Luka, Miller, Stegall and Day which provide for a one year term of

                             SCHEDULE 7.14
                                Page 3


employment, automatically renewable on January 1 of each year, and automatically extended by one additional quarter successively on the first day of each calendar quarter.
      (c) The Borrower has a Tandem Stock Option Grant and Agreement with
William
V. Grady dated December 21, 1992. Mr. Grady also has an employment contract with the
Borrower dated December 9, 1992.

     (d) In addition to the standard provisions in the by-laws of the Borrower relating to indemnity for individuals serving on the board of directors, the Borrower is a party to agreements with Thomas H. Davis, James B. Edwards and John D. Gray, non-employee directors of the Borrower, to hold each harmless, subject to certain limitations under applicable law, from liabilities arising from service as a director of the Borrower. The agreements contain certain assurances that the provisions of the Borrower's by-laws relating to indemnification of directors will not be changed. It is anticipated that any non-employee director who may be elected or designated to serve on the board in the future will require the same contractual protection.